EXHIBIT 16
Ernst & Young LLP	R 21800 Oxnard Street, Suite 500 Woodland Hills, CA 91367	r Phone: (818) 703-4700

November 13, 2001

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated November 13, 2001, of NetLojix Communications, Inc. and are in agreement with the statements contained in Item 4.(a) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP